Exhibit 10.19

Fiscal Year 2020
“Section 16” Officer Bonus Plan

PROGRAM OBJECTIVE
The FY20 “Section 16” Officer Bonus Plan (the “Plan”) is intended to reward each participant with a cash bonus upon Pivotal’s attainment of key measures of operating success. This document sets forth the terms and conditions of the Plan.

ELIGIBILITY
Eligible employees are Pivotal’s executive officers as designated in Pivotal’s Annual Report on Form 10-K or Proxy Statement. Eligible employees are assigned the “Executive Bonus” compensation plan in Workday. Please direct any questions on eligibility to Human Resources.
FINANCIAL COMPONENTS
A participant’s target incentive cash payout (“bonus”) is comprised of specific components designed to align compensation with the achievement by Pivotal of specified goals, in each case as calculated by Pivotal in its sole discretion. The Plan is comprised of semi-annual incentive opportunities, based on the achievement of Annual Contract Value (ACV), Total Revenue, and Non-GAAP Operating Loss Margin objectives weighted at 50%, 25% and 25% respectively.
Company financial targets for each metric are recommended by the Executive Staff and approved by Pivotal’s Compensation Committee for each semi-annual period. The 1H bonus payout will be determined based on achievement towards 1H “pacing” goals for each metric, and the 2H payout will be calculated based on Pivotal’s achievement of the annual goal for each metric and adjusted (i.e. a “true up” (up or down) will be done) based on the amount of the 1H bonus payout. The maximum earning opportunity for each metric is 150% of the target cash incentive opportunity for such metric.
Executive Officers of Pivotal are expected to perform the duties and responsibilities of their positions and to act in accordance with Pivotal’s Code of Conduct and other policies. For any participant who violates the Code of Conduct or other policies, and/or does not meet minimum individual performance levels as determined by the Compensation Committee in their sole discretion, the participant’s bonus may be reduced or forfeited.
PAYMENT OF BONUSES
Bonuses under the Plan are earned and payable after management determines the extent to which the established semi-annual financial performance targets have been achieved and such determination is approved by the Compensation Committee. Once the bonuses earned under this Plan have been approved, Pivotal will process payments as soon as administratively possible after Pivotal’s quarterly Earnings Release but no later than 12 weeks after the close of each six-month period. All payments are subject to applicable withholdings and authorized deductions. Bonuses will be prorated to reflect hire dates and proportionally adjusted to reflect any compensation changes made throughout the fiscal year. Participants must be actively employed by Pivotal on the last day of the semi-annual bonus period to be eligible for payment of the bonus for that period. Employees that transfer from Pivotal to another entity within Dell Technologies are considered terminated from Pivotal and are no longer eligible to participate in the Plan.
CLAWBACK
All Plan participants, and the compensation that may be earned under the Plan, are subject to Pivotal’s Incentive Compensation Clawback Policy, which states: To the extent permitted by law, Pivotal will require reimbursement of any cash incentive compensation paid to an employee where (a) payment was predicated on financial results that were subject to a significant restatement, (b) Pivotal determines, in its sole discretion, the employee engaged in fraud or willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the employee based upon the restated financial results. In each such instance, Pivotal may recover the incentive compensation paid for the period for which the restatement is necessary, plus a reasonable rate of interest, and attorney’s fees and costs. A determination by Pivotal not to seek recovery of incentive compensation in one instance will not be construed as a bar to or waiver of Pivotal’s right to recover incentive compensation in any other instance.

LEAVES OF ABSENCE

Bonuses will be calculated on a pro rata basis for employees who are on an approved leave of absence during a bonus period. The employee’s incentive target will be prorated based on the number of days the person is an active employee during that period. If an employee is on leave for an entire bonus period, the employee will not be eligible for any bonus for that period (unless otherwise required by applicable law). Pivotal policies governing certain leaves of absence may also address eligibility for target bonus potential while on leave.
MISCELLANEOUS
The Compensation Committee, in its sole discretion, shall have authority to interpret the terms of the Plan, to exercise discretion to modify or reduce the amount of earned bonuses, and to settle all controversies and disputes that may arise in connection with the Plan. All bonuses will be subject to all applicable tax and other withholdings. The Compensation Committee may at any time amend or terminate the Plan, to the extent allowed by applicable law. Participation in the Plan does not confer upon any person the right to continue to serve as an officer or employee of Pivotal. Employment in the U.S. is “at will,” meaning that either the employee or Pivotal may terminate the employment relationship at any time, with or without prior notice or reasons, and participation in the Plan shall in no way affect the “at will” nature of the employment.